UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. _____)*


                             LCC International Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    501810105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 25, 2005
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [x]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 501810105                 13G                    Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     SACC Partners LP; Riley Investment Management LLC; B. Riley & Co. Inc.; Bryant R. Riley

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          1,433,639
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,433,639
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,433,639

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.06%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

         PN, BD, IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  501810105               13G                    Page 3 of 5 Pages


Item 1(a).  Name of Issuer:

            LCC International, Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            7925 Jones Branch Drive
            McLean, VA 22102

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            SACC Partners LP; Riley Investment Management LLC; B. Riley & Co. Inc.; Bryant Riley


            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            11100 Santa Monica Blvd.
            Suite 800
            Los Angeles, CA  90025

            ____________________________________________________________________

Item 2(c).  Citizenship:

            SACC Partners LP (a Delaware limited partnership)
            Riley Investment Management LLC (Delaware limited liability co.)
            B. Riley & Co., Inc. (Delaware corporation)
            Bryant R. Riley (individual residing in California)

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            501810105

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [x]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [x]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.__ 33942T207                 13G                    Page 4 of 5 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
                  1,433,639
          ______________________________________________________________________

     (b)  Percent of class:
                  7.06%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 1,433,639,


          (ii)  Shared power to vote or to direct the vote 0,


          (iii) Sole power to dispose or to direct the disposition of 1,433,639,

          (iv)  Shared power to dispose or to direct the disposition of 0



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                  N/A
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  N/A

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  N/A

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

                  N/A

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

                  N/A

          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 3, 2005
                                            SACC PARTNERS LP
                                            By: Riley Investment Management LLC,
                                            its General Partner
                                            By: /s/ Bryant R. Riley
                                            --------------------------------

                                            Bryant R. Riley,
                                            CEO
                                            RILEY INVESTMENT MANAGEMENT LLC
                                            By: /s/ Bryant R. Riley
                                            --------------------------------

                                            Bryant R. Riley, CEO
                                            B. RILEY & CO., INC.
                                            By: /s/ Bryant R. Riley
                                            --------------------------------

                                            Bryant R. Riley
                                            By: /s/ Bryant R. Riley
                                            --------------------------------



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).